Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 25, 2010 (except Note 18, as to which the date is     ), in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-167842) and related Prospectus of Global Aviation Holdings Inc. to be filed with the Securities and Exchange Commission for the registration of shares of its common stock.

Ernst & Young LLP
Atlanta, Georgia

The foregoing consent is in the form that will be signed upon completion of the 100-for-1 stock split of the common stock of the Company described in Note 18 to the financial statements.

/s/ Ernst & Young LLP
Atlanta, Georgia
August 30, 2010